Exhibit 99



                    LINCOLN BANCORP ANNOUNCES CHARTER CHANGE

PLAINFIELD, Ind., Oct. 7/PRNewswire-FirstCall/ -- The Board of Directors of Lincoln Bancorp (Nasdaq: LNCB), the holding company of Lincoln Bank of
Plainfield, IN, has authorized management to file an application with the Indiana Department of Financial Institutions to convert Lincoln Bank, its wholly-owned subsidiary, from a federally chartered savings bank to a state chartered commercial bank.

"Changing our charter to a commercial bank recognizes a transformation that began several years ago to move from traditional thrift activities to those typically associated with a commercial bank, " said Tim Unger, President and CEO. The change is also consistent with Lincoln Bank's previously announced obligation in its merger agreement with First Bank that it use its best efforts to convert to a commercial bank on or before August 2, 2005. Lincoln Bank's merger with First Bank closed on August 2, 2004.

Management intends to file the necessary application for the charter conversion with the Indiana Department of Financial Institutions during the last quarter of 2004. Applications with the Federal Reserve Bank of Chicago will also be filed to register Lincoln Bancorp as a bank holding company and a financial holding company. Management anticipates final regulatory approval of the charter conversion in the first quarter of 2005.

President and CEO, Tim Unger also announced that Jerry Engle, Executive Vice President and COO, had assumed responsibility for the day to day operations of Lincoln Bank on October 1, 2004. "This will allow me to focus more on our strategic planning and more global bank issues," said Tim Unger.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville, and Trafalgar.

SOURCE Lincoln Bancorp